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                                                                   Exhibit 10.27


                              EMPLOYMENT AGREEMENT

       THIS AGREEMENT is made and entered into as of the 1st day of October, 1998, by and between OPTION CARE, INC., a Delaware corporation (the "Company") and MICHAEL A. RUSNAK ("Executive").

                                   WITNESSETH:

       WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, upon the terms and conditions hereinafter set forth;

       NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. EMPLOYMENT. Throughout the Term (as defined in Section 2 below), the Company shall employ Executive as provided herein, and Executive hereby accepts such employment. In accepting such employment, Executive states that, to the best of his knowledge, he is not now, and by accepting such employment, will not be, under any restrictions in the performance of the duties contemplated under this Agreement as a result of the provisions of any prior employment agreement or non-compete or similar agreement to which Executive is or was a party.

2. TERM OF EMPLOYMENT. The term of Executive's employment by the Company hereunder shall commence on October 1, 1998 (the "Effective Date") and shall continue thereafter unless sooner terminated as a result of Executive's death or in accordance with the provisions of Section 7 below (the "Term").

3. DUTIES. Throughout the Term, and except as otherwise expressly provided herein, Executive shall be employed by the Company as the President and Chief Executive Officer ("CEO") of the Company. In such capacity, Executive shall devote his full time to the performance of his duties as President and CEO of the Company in accordance with the Company's By-laws, this Agreement and the directions of the Company's Board of Directors. Without limiting the generality of the foregoing, throughout the Term Executive shall faithfully perform his duties as President and CEO at all times so as to promote the best interests of the Company.

4.     COMPENSATION.

       (a) SALARY. For any and all services performed by Executive under this Agreement during the Term, in whatever capacity, the Company shall pay to Executive an

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              annual salary of Two Hundred Ten Thousand Dollars ($210,000) per year (the "Salary") less any and all applicable federal, state and local payroll and withholding taxes. The Salary shall be paid in the same increments as the Company's normal payroll, but no less frequent than monthly and prorated, however, for any period of less than a full month. The Salary will be reviewed annually by the Compensation Committee of the Board and a determination shall be made at that time as to the appropriateness of an increase, if any, thereto.

       (b) BONUS. In addition to the Salary, Executive shall be eligible to receive from the Company a discretionary incentive compensation bonus (the "Bonus") in an amount of up to forty percent (40%) of his Salary. The amount of the Bonus, if any, shall be determined by the Board of Directors based on the achievement by the Company of certain specific strategic plans and goals (the "Performance Goals") during the preceding calendar year (the "Measurement Period") as shall be established by the Board in consultation with the Executive. The initial Performance Goals will be established by the Board within ninety (90) days of Executive's employment hereunder. Thereafter, the Performance Goals for each Measurement Period shall be established as promptly as possible in each such Measurement Period, with the expectation that the Performance Goals be in place each year prior to distribution of the Company's annual proxy materials. Following each Measurement Period, the Compensation Committee of the Board shall review the Performance Goals for the prior Measurement Period in light of the Company's actual performance during such Measurement Period as reflected on the Company's audited financial statements to determine the amount of Bonus payable to Executive. Payment of each year's Bonus, if any, shall be made at the earlier of forty-five (45) days after the Company's performance for the Measurement Period is established on the basis of the Company's audited financial statements or April 15th.

5. BENEFITS AND OTHER RIGHTS. In consideration for Executive's performance under this Agreement, the Company shall provide to Executive the following benefits:

       (a) The Company will provide Executive with cash advances for or reimbursement of all reasonable out-of-pocket business expenses incurred by Executive in connection with his employment hereunder; provided, Executive adheres to any and all policies established by Company from time to time with respect to such reimbursements or advances, including, but not limited to, a requirement that Executive submit supporting evidence of any such expenses to the Company.

       (b) The Company will provide Executive with a monthly car allowance in the amount of Five Hundred Dollars ($500.00) subject to standard payroll withholding for taxes.


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       (c)    The Company will provide Executive and his family with group medical coverage under the terms of the Company's health insurance plan, but subject to completion of normal waiting periods. During any such waiting period, or in the event that at the date of this Agreement the Company's group medical coverage is not yet in effect, then, in either case, the Company will pay, or reimburse Executive for, the cost of COBRA coverage for Executive and his family under his prior health plan.

       (d) During the Term the Executive shall be entitled to four (4) weeks paid vacation, it being understood and agreed that, for the purposes of this Agreement, up to one-half of all unused vacation may be carried over from one year to the next.

6. OPTIONS. The Company shall grant to Executive options pursuant to the Option Care, Inc. Amended and Restated Incentive Plan (1997) (the "Option Plan"), as amended, to purchase 100,000 shares of the Company's common stock at an option exercise price of $0.75 per share of common stock (the "Options") which was the fair market value (as determined under the Option Plan) of the Company's common stock as of October 12, 1998, which date shall be the date of grant of the Options for purposes of the Option Plan (the "Date of Grant"). The Options shall vest in equal installments of 25,000 Options per year on each of the first four anniversaries of the Date of Grant. The Options shall not be exercisable subsequent to the date ten (10) years after the Date of Grant. In all other respects the Options shall be governed by the terms and conditions of the Option Plan.

7.     TERMINATION OF THE TERM.

       (a) The Company shall have the right to terminate the Term, effective upon delivery of written notice of termination to Executive setting forth the basis of such termination, under the following circumstances:

              (i)    Executive shall die; or

              (ii)   With or without "Cause" (as herein defined).

              A termination for "Cause" is a termination evidenced by a finding adopted in good faith by the Board of Directors that Executive (i) willfully and continually failed to substantially perform his duties with the Company (other than a failure resulting from Executive's incapacity due to illness, physical or mental disability or other incapacity) and such failure continues after the Board has given written notice to Executive providing a reasonable description of the basis for the determination that Executive has failed to perform his duties, (ii) has been convicted of a felony, (iii) has breached this Agreement in any material respect if such breach is not cured or remedied reasonably promptly after the Board has


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              given written notice to Executive providing a reasonable
              description of the breach, or (iv) engaged in conduct constituting willful malfeasance in connection with his employment which is materially and demonstrably injurious to the Company and its subsidiaries taken as a whole. No act, or failure to act, on Executive's part, shall be considered "willful" for purposes of
              (i) or (iv) above unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Executive after Notice of Termination (as herein after defined) is given by Executive shall constitute Cause for purposes of this Agreement.

       (b) This Agreement may be terminated by the Executive at any time upon ninety (90) days prior written notice to the Company.

       (c) Following a "Change of Control" (as hereinafter defined), Executive may terminate his employment for "Good Reason" (as hereinafter defined). For purposes of this Agreement, Good Reason shall mean the occurrence after a Change of Control of any of the events or conditions described in Subsections (i) through (iii) below:

              As used in this Section 7(c), the term "Company" shall also refer to its successor entity or any entity which has acquired control of the Company:

              (i) Executive no longer serving as President and Chief Executive Officer of the Company, or the assignment to Executive of any duties or responsibilities which are inconsistent with the status, title, position or responsibilities of President and Chief Executive Officer of the Company (which assignment is not rescinded after the Company receives written notice from Executive providing a reasonable description of such inconsistency);

              (ii) the Company's requiring Executive to be based at any place outside a 50 mile radius from the principal location from which Executive served as an employee of the Company immediately prior to the Change in Control, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to the Change in Control;

              (iii) the failure by the Company to provide Executive with compensation and benefits substantially comparable, in the aggregate, to those provided for under the employee benefit plans, programs and practices in effect immediately prior to the Change in Control;


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       (d)    NOTICE OF TERMINATION. Any purported termination of Executive's employment hereunder by the Company or by Executive shall be communicated by a written Notice of Termination to the other. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon as a basis for termination. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

       (e) TERMINATION DATE. "Termination Date" shall mean in the case of Executive's death, his date of death, or in all other cases, the date specified in the Notice of Termination; provided, however, that if Executive terminates his employment for Good Reason, the date specified in the Notice of Termination shall not be less than 30 days from the date the Notice of Termination is given to the Company and if the Company terminates Executive's employment other than for Cause, the date specified in the Notice of Termination shall be not less than 30 days from the date the Notice of Termination is given to Executive.

       (f) CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following events:
              (a) a merger, consolidation or reorganization of the Company in which the Company does not survive as an independent entity; (b) a sale of all or substantially all of the assets of the Company; (c) the first purchase of shares of common stock of the Company pursuant to a tender or exchange offer for more than a majority of the Company's outstanding shares of common stock by any person other than John Kapoor; or (d) any change in control of a nature that, in the opinion of the Board of Directors, would be required to be reported under the federal securities laws; provided that such a change in control shall be deemed to have occurred if (i) any person, other than John Kapoor, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least a majority of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute a majority thereof unless the election of any director, who was not a director at the beginning of the period, was approved by a vote of at least 70% of the directors then still in office who were directors at the beginning of the period.

8. COMPENSATION UPON TERMINATION. Upon termination of Executive's employment during the Term, Executive shall be entitled to the following benefits:


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       (a)    If Executive's employment is terminated by the Company for Cause or by Executive (other than for Good Reason), the Company shall pay to Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (i) Salary through the Termination Date, (ii) reimbursement (in accordance with the terms of this Agreement) for any and all monies advanced or expenses incurred in connection with Executive's employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination Date, (iii) accrued but unpaid vacation pay, (iv) any previously awarded and vested, but unpaid, bonus or incentive compensation and (v) any previous compensation which Executive has previously deferred (including any interest earned or credited thereon) (collectively, "Accrued Compensation"). Executive's entitlement to any other benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect, including but not limited to the plan described in Section 3(d) hereof, and all unvested stock options shall be forfeited.

       (b) Subject to the last sentence of Section 8(c), if Executive's employment is terminated by the Company prior to a Change in Control for any reason other than for Cause or death, the Company shall pay to Executive all Accrued Compensation plus any Bonus or portion thereof which would be payable if Executive's employment had continued because the performance targets relating thereto had been achieved as of the Termination Date ("Earned Bonus"), and an amount equal to one year's Salary payable in twenty-four (24) equal installments on the same schedule as the Company shall pay its regular payroll to employees. In addition, Executive shall receive for a period of twelve (12) months from the Termination Date, medical, dental and hospitalization benefits which Executive would have been entitled to receive if he had continued his employment with the Company on the terms and conditions applicable to other executive officers of the Company as in effect from time to time during such period Executive's entitlement to any other benefits, including, but not limited to, exercise of Options, shall be determined in accordance with the Company's employee benefit plans and other programs and practices then in effect, including but not limited to the plan described in Section 6 hereof.

       (c) If Executive's employment by the Company is terminated by the Company following a Change in Control other than for Cause or death, or the Executive terminates his employment for Good Reason, then Executive


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              shall be entitled to the benefits provided below:

              (1)    The Company shall pay Executive the sum of:

                     (A)    all Accrued Compensation; and

                     (B) forty percent (40%) of the Executive's Salary, prorated for the percentage of the current calendar year measured through the Termination Date.

                     The sum of the amounts described in Clauses (A) and (B) shall be hereinafter referred to as the "Accrued Obligations"; and

              (2) The amount equal to the product of (2) two times the Executive's Annual Base Salary (which shall be increased for this purpose by any Section 401(k) deferrals, cafeteria plan elections, or other deferrals that would have increased Executive's Salary if paid in cash to Executive when earned).

9. EFFECT OF EXPIRATION OR TERMINATION OF THE TERM. Promptly following the termination of the Term, and except as provided in Section 7 or as otherwise expressly agreed by the Company, Executive shall

       (a) provide the Company with all reasonable assistance necessary to permit the Company to continue its business operations without interruption and in a manner consistent with reasonable business practices; provided, however, that such transition period shall not exceed sixty (60) days after termination nor require more than twenty (20) hours of Executive's time per week. In the event that the Company shall request Executive to provide transitional assistance after the effective date of termination, Executive shall be paid at any hourly rate based on an 8 hour work day, a 2,080 hour work year and his last Salary, based upon time sheets submitted by Executive specifying the services performed and the amount of time expended;

       (b) deliver to the Company possession of any and all property owned or leased by the Company which may then be in Executive's possession or under his control, including without limitation any and all such keys, credit cards, automobiles, equipment, supplies, books, records, files, computer equipment, computer software and other such tangible and intangible property of any description whatsoever. If, following the expiration or termination of the Term, Executive shall receive any mail addressed to the Company, then Executive shall


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              immediately deliver such mail, unopened and in its original envelope or package, to the Company; and

       (c) Other than as provided in Section 7, upon a termination of employment all other benefits and/or entitlements to participate in programs or benefits, if any, will cease as of the effective date medical insurance coverage at his own expense as provided by applicable law or written Company policy.

10. RESTRICTIVE COVENANTS FOR EXECUTIVE. Executive hereby covenants and agrees with the Company that for so long as Executive is employed by the Company and for a period (the "Restricted Period") of twelve (12) months thereafter (but for eighteen (18) months thereafter if the Executive voluntarily terminates employment under Section 7(b)) Executive shall not, without the prior written consent of the Company, which consent shall be within the sole and exclusive discretion of the Company, either directly or indirectly, on his own account or as an Executive, consultant, agent, partner, joint venturer, owner, officer, director or shareholder of any other person, firm, corporation, partnership, limited liability company or other entity, or in any other capacity, in any way:

       (a) Carry on, be engaged in or have any financial interest in any business which is in competition with the business of the Company. For purposes of this Section 10, a business shall be deemed to be in competition with the Company if it involves the home healthcare business, either directly or as a franchisor, by providing infusion therapy or research and development work involving products or fields of research which are under study by the Company at the Termination Date. Nothing in this Section 10 shall be construed so as to preclude Executive from investing in any publicly held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class;

       (b) solicit any current supplier, customer or client of the Company or any affiliate of the Company or anyone who was a supplier, customer or client at any time during the immediately preceding twelve (12) month period; or

       (c) solicit, employ or engage any person who was an Executive of the Company or any affiliate of the Company at any time during the immediately preceding twelve (12) month period.

11. CONFIDENTIALITY. The Executive acknowledges that during the period of his employment by the Company, and in his performance of services hereunder, he will be placed in a relationship of trust and confidence regarding the Company and its affairs. In the course of and due to that relationship he will have contact with the Company's customers,


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       suppliers, affiliates, and distributors and their personnel. In the course of the aforesaid relationship, he will have access to and will acquire confidential information relating to the business and operations of the Company, including, without limitation, information relating to processes, plans and methods of operation of the Company. The Executive acknowledges that any such information that is not a trade secret, nonetheless constitutes confidential information as between himself and the Company, that the disclosure thereof (or of any information which he knows relates to confidential, trade, or other secret aspects of the Company's business) would cause substantial loss to the goodwill of the Company, and will continue to be made known to Executive only because of the position of trust and confidence which he will continue to occupy hereunder. In view of the foregoing, and in consideration of the covenants and premises of this Agreement, the Executive agrees that he will not, at any time during the term of his employment, and for a period of twelve months thereafter, disclose to any person, firm or company any trade secrets or confidential information or such ideas which he may have acquired or developed or may acquire or develop relating to the Business of the Company while serving the Company as an Executive.

12.    REMEDIES.

       (a) The covenants of Executive set forth in Sections 10 and 11 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including, but not limited to, reasonable attorney's fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 12 are cumulative to each other and to all other covenants of Executive in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended.

       (b) Each of the covenants contained in Sections 10 and 11 above shall be construed as agreements which are independent of any other provision of this Agreement, and the existence of any claim or cause of action by any party hereto against any other party hereto, of whatever nature, shall not constitute a defense to the enforcement of such covenants. If any of such covenants shall be deemed unenforceable by virtue of its scope in terms of geographical area, length of time or otherwise, but may be made enforceable by the imposition of limitations thereon, Executive agrees that the same shall be enforceable to the fullest extent permissible under


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              the laws and public policies of the jurisdiction in which
              enforcement is sought. The parties hereto hereby authorize any court of competent jurisdiction to modify or reduce the scope of such covenants to the extent necessary to make such covenants enforceable.

13. ENFORCEMENT COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal and other post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorney's fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

14. NOTICES. Any and all notices necessary or desirable to be served hereunder shall be in writing and shall be

              (a)    personally delivered, or

              (b) sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery company, in each case addressed to the intended recipient at the address set forth below.

              (c)    For notices sent to the Company:

                            Option Care, Inc.
                            100 Corporate North - Suite 212
                            Bannockburn, Illinois 60015

                            Telephone No.: (847) 295-8678
                            Facsimile No.: (847) 295-8654


              (d)    For notices sent to Executive:

                            Mr. Michael A. Rusnak
                            7700 Wakefield Drive
                            Darien, Illinois 60561


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       Either party hereto may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party hereto as provided herein. Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

15. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior negotiations, agreements and understandings are merged herein. This Agreement may not be modified or revised except pursuant to a written instrument signed by the party against whom enforcement is sought.

16. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall not affect the enforceability of any other provision hereof, and except as otherwise provided in Section 12 above, any such invalid or unenforceable provision shall be severed from this Agreement.

17. WAIVER. Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver or such term or condition, and the waiver or relinquishment of any right or remedy hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or remedy at any other time or times.

18. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of laws provisions. Each party hereto hereby (a) agrees that any litigation which may be initiated with respect to this Agreement or to enforce rights granted hereunder shall be initiated in a court located in Cook County, Illinois and (b) consents to personal jurisdiction of such courts for such purpose.

19. BENEFIT AND ASSIGNABILITY. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights and obligations of Executive hereunder are personal to him, and are not subject to voluntary or involuntary alienation, transfer, delegation or assignment.


                            [SIGNATURE PAGE FOLLOWS]


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       IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the day and year first above written.

                                             OPTION CARE, INC.


                                             By: _______________________________

                                             Its: ______________________________


                                             EXECUTIVE:


                                             -----------------------------------
                                             MICHAEL A. RUSNAK


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